Amendment No. 5 to Transfer Agency Interactive Client Services Agreement

This Amendment No. 5, dated as of December 8, 2011 (“Effective Date”), to the Transfer Agency Interactive Client Services Agreement (this “Amendment”), by and between AQR Funds, a Delaware statutory trust established under the laws of the State of Delaware (the “Fund”), and ALPS Fund Services, Inc., a Colorado corporation (the “ALPS”).

WHEREAS, the Fund and ALPS entered into a Transfer Agency Interactive Client Services Agreement, dated as of December 8, 2008, as amended and as in effect prior to giving effect to this Amendment (the “Agreement”); and

WHEREAS, the Fund and ALPS wish to amend the provisions of the Agreement.

NOW, THEREFORE, the parties hereby agree to amend the Agreement as follows:

1.        Upon the Effective Date, the parties agree to delete APPENDIX A – LIST OF PORTFOLIOS of the Agreement in its entirety and replace it with a new APPENDIX A – LIST OF PORTFOLIOS attached hereto and incorporated by reference herein.

2.        Upon the Effective Date, the parties agree to delete APPENDIX D – TA WEB/IVR FEE SCHEDULE of the Agreement in its entirety and replace it with a new APPENDIX D – TA WEB/IVR FEE SCHEDULE attached hereto and incorporated by reference herein.

3.        Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not defined in this Amendment shall have the meanings ascribed to them in the Agreement.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

AQR FUNDS		ALPS FUND SERVICES, INC.

By:	/s/ Nicole DonVito	By:	/s/ Jeremy O. May
Name:	Nicole DonVito	Name:	Jeremy O. May
Title:	Vice President	Title:	President

APPENDIX A

LIST OF PORTFOLIOS

FUND	CLASSES OFFERED

AQR Momentum Fund	Class L

AQR Small Cap Momentum Fund	Class L

AQR International Momentum Fund	Class L

AQR Global Equity Fund	Class N Class I Class Y

AQR International Equity Fund	Class N Class I Class Y

AQR International Small Cap Fund	Class N Class I Class Y

AQR Emerging Markets Fund	Class N Class I Class Y

AQR Equity Plus Fund	Class N Class I

AQR Small Cap Core Fund	Class N Class I

AQR Small Cap Growth Fund	Class N Class I

AQR Diversified Arbitrage Fund	Class N Class I

AQR Managed Futures Strategy Fund	Class N Class I

AQR Risk Parity Fund	Class N Class I

AQR Multi-Strategy Alternative Fund	Class N

AQR Tax-Managed Momentum Fund	Class I Class L

AQR Tax-Managed Small Cap Momentum Fund	Class L

AQR Tax-Managed International Momentum Fund	Class L

APPENDIX D

TA WEB/IVR FEE SCHEDULE

TA Web
Initial Fees
	Setup (for Basic or Basic Plus)[1]		None

Monthly Fees
	Basic		None
	Basic Plus[2]		None

Customization Fees[3]
	Functional	Current Hourly Rate	$150
	Graphical	Current Hourly Rate	$150

TA IVR
Initial Fees
	Setup (for Inquiry Only or Transaction Capability)		None

Monthly Fees
	Inquiry Only		Included in TA Web fees
	Transaction Capability		Not applicable

Customization Fees[4]
	Call Flow Changes	Current Hourly Rate	$260

1  Basic and Basic Plus packages include simple user interface with the fund group logo at the top of each page. Authorized Shareholders are able to place purchases, redemptions and exchanges via the website. They are also entitled to view account balances, transaction history and historical fund prices.

2  Basic Plus includes the e-Delivery functionality.

3  Any graphical or functional modifications beyond what is offered in the basic package and after the initial customization of the Investment Company’s Web Site will be billed at an hourly rate based on the specifications given by the Trust.

4   Any modification that involves adding or modifying standard call flow features will be defined and built separately based on the then current hourly rate.

In addition to the fees set forth above, the Fund shall pay ALPS reasonable out-of-pocket expenses and advances associated with providing the services pursuant to this Agreement.